Exhibit 15

February 1, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 6, 2004, August 9, 2004 and November 9, 2004 on our review of interim financial information of Valeant Pharmaceuticals International for the three month periods ended March 31, 2004 and 2003, the three and six month periods ended June 30, 2004 and 2003 and the three and nine month periods ended September 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the respective quarters then ended, are incorporated by reference in this Registration Statement.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
February 1, 2005